Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated March 31, 2025, with respect to the consolidated balance sheets of CISO Global, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years then ended, which report appears in the Company’s Form 10-K, dated March 31, 2025.

Certified Public Accountants

Phoenix, Arizona

October 3, 2025